Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER
EARNINGS PER SHARE OF $0.71 - UP FROM $0.47 LAST YEAR

Net Sales Up 7 Percent; Comparable Sales Up 2 Percent

SAN FRANCISCO - May 23, 2013 - Gap Inc. (NYSE:GPS) today reported that net sales for the first quarter, which ended May 4, 2013, increased 7 percent to $3.73 billion compared with $3.49 billion for the first quarter last year. Due to the 53rd week in fiscal year 2012, comparable sales for the first quarter of fiscal year 2013 are compared with the 13-week period ended May 5, 2012. On this basis, the company's first quarter comparable sales increased 2 percent compared with a 4 percent increase in the first quarter last year.

“We are pleased with our strong start to the year, especially first quarter sales,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “We remain focused on continuing to deliver shareholder value.”

First quarter diluted earnings per share increased to $0.71 compared with $0.47 last year. The fiscal year 2013 first quarter diluted earnings per share included a positive impact from the calendar shift created by the 53rd week in fiscal year 2012 and a benefit from the favorable resolution of tax positions in the quarter. The company reaffirmed its fiscal year 2013 diluted earnings per share guidance of $2.52 to $2.60.

Additional First Quarter 2013 Financial and Business Highlights

•	Positive 2 percent comparable sales versus positive 4 percent last year, driven by strength in all three global brands: Gap, Old Navy, and Banana Republic.

•	Operating margin expanded 290 basis points to 14.2 percent.

•	Net earnings were up $100 million, or 43 percent, compared with the first quarter last year.

•	Gap Inc. opened five Athleta stores in the first quarter, for a total of 40 stores open to date.

•	The company opened nine Old Navy stores in Japan in the quarter, for a total of 10 stores open to date.

•	The company continued to expand its store base in China, opening two additional stores in the quarter, for a total of 49 stores.

First Quarter Comparable Sales Results

Comparable sales for the first quarter of fiscal year 2013 were as follows:

•	Gap Global: positive 3 percent versus positive 2 percent last year

•	Old Navy Global: positive 3 percent versus positive 4 percent last year

•	Banana Republic Global: flat versus positive 5 percent last year

Net Sales Results

The following table details the company’s first quarter net sales:

($ in millions)	Gap	Old Navy	Banana Republic	Other (2)	Total	Percentage of Net Sales
Quarter Ended May 4, 2013
U.S. (1)	$896	$1,344	$544	$147	$2,931	79%
Canada	86	105	53	1	245	7%
Europe	180	—	18	—	198	5%
Asia	266	10	37	—	313	8%
Other regions	36	—	6	—	42	1%
Total	$1,464	$1,459	$658	$148	$3,729	100%
($ in millions)	Gap	Old Navy	Banana Republic	Other (2)	Total	Percentage of Net Sales
Quarter Ended April 28, 2012
U.S. (1)	$850	$1,288	$526	$89	$2,753	79%
Canada	80	94	49	—	223	6%
Europe	179	—	19	—	198	6%
Asia	240	—	33	—	273	8%
Other regions	36	—	4	—	40	1%
Total	$1,385	$1,382	$631	$89	$3,487	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime, Athleta, and fiscal year 2013 includes Intermix.

Total online sales were $509 million and $402 million for the thirteen weeks ended May 4, 2013 and April 28, 2012, respectively.

Additional First Quarter Results and 2013 Outlook

Earnings per Share
First quarter diluted earnings per share of $0.71 increased 51 percent compared with $0.47 for the first quarter last year. The fiscal year 2013 first quarter diluted earnings per share included a positive impact from the calendar shift created by the 53rd week in fiscal year 2012 and a benefit from the favorable resolution of tax positions in the quarter.

The company reaffirmed its full year 2013 diluted earnings per share guidance of $2.52 to $2.60.

Depreciation and Amortization
The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2013 to be about $475 million.

Operating Expenses
First quarter operating expenses were $1 billion, up $34 million compared with the first quarter of last year.

Marketing expenses for the quarter were $143 million, up $4 million compared with the first quarter of last year.

Operating Margin
The company's operating margin was 14.2 percent in the first quarter versus 11.3 percent last year.

The company continues to expect that operating margin for fiscal year 2013 will be about 13 percent.

Effective Tax Rate
The effective tax rate was 37.2 percent for the first quarter of fiscal year 2013 driven by favorable tax resolutions in the quarter. The company continues to expect its full year tax rate to be about 39 percent in fiscal year 2013.

Inventory
On a year-over-year basis, inventory dollars per store were up 3 percent at the end of the first quarter of fiscal year 2013.

The company expects inventory dollars per store to be up in the mid-single digits at the end of the second quarter of fiscal year 2013 compared with the second quarter last year.

Cash and Cash Equivalents
The company ended the first quarter of fiscal year 2013 with $1.6 billion in cash and cash equivalents. Year-to-date free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $205 million compared with an inflow of $216 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
First quarter share repurchases were $58 million and the company ended the first quarter of fiscal year 2013 with 466 million shares outstanding.

Dividends
The company paid a dividend of $0.15 per share during the first quarter of fiscal year 2013.

Including this first quarter dividend, the company expects to pay $0.60 per share in dividends in fiscal year 2013.

Capital Expenditures
Fiscal year-to-date, capital expenditures were $151 million.

For fiscal year 2013, the company continues to expect capital spending to be approximately $675 million in support of its outlined strategies.

Real Estate
The company ended the first quarter of fiscal year 2013 with a total of 3,428 store locations, 3,105 of which were company-operated.

During the first quarter of fiscal year 2013, the company opened 43 and closed 33 company-operated stores. Square footage of company-operated stores compared with the first quarter of fiscal year 2012 was flat.

In fiscal year 2013, the company expects to open about 160 company-operated stores, focused on Athleta, Gap China, Old Navy Japan, and global outlet stores. The company expects that it will close about 80 company-operated stores. The closures are weighted towards Gap North America, consistent with the company's previously stated strategy. Given its focus on growing through new channels and geographies, the company continues to expect square footage to increase about 1 percent in fiscal year 2013.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended May 4, 2013
	Store Locations Beginning of Q1	Store Locations Opened	Store Locations Closed	Store Locations End of Q1	Square Feet (millions)

Gap North America	990	8	15	983	10.2
Gap Europe	198	2	2	198	1.7
Gap Asia	191	6	1	196	1.9
Old Navy North America	1,010	7	12	1,005	17.5
Old Navy Asia	1	9	—	10	0.2
Banana Republic North America	590	2	3	589	4.9
Banana Republic Asia	38	3	—	41	0.2
Banana Republic Europe	10	—	—	10	0.1
Athleta North America	35	5	—	40	0.2
Piperlime North America	1	—	—	1	—
Intermix North America	31	1	—	32	0.1
Company-operated stores total	3,095	43	33	3,105	37.0
Franchise	312	11	—	323	N/A
Total	3,407	54	33	3,428	37.0

Webcast and Conference Call Information

Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company's first quarter fiscal year 2013 results during a conference call and webcast at approximately 2:00 p.m. Pacific Time today. Ms. O'Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 2947786). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

May Sales

The company will report May sales on June 6, 2013.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	earnings per share for fiscal year 2013;

•	depreciation and amortization for fiscal year 2013;

•	operating margin for fiscal year 2013;

•	effective tax rate for fiscal year 2013;

•	inventory dollars per store at the end of the second quarter of fiscal year 2013

•	dividends per share for fiscal year 2013;

•	capital expenditures for fiscal year 2013;

•	store openings and closings for fiscal year 2013, and weightings by channel;

•	real estate square footage for fiscal year 2013;

•	impact of calendar shifts;

•	consumer sentiment;

•	market share gains;

•	growth initiatives, including international, outlet, online, Athleta and Intermix growth; and

•	omni-channel expansion.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company's results of operations;

•	the highly competitive nature of the company's business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company's business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company's franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company's requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company's credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company's information technology (“IT”) systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company's operations and financial results;

•
the risk that acts or omissions by the company's third-party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company's financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company's subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 23, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2012 net sales were $15.7 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Edie Kissko
(415) 427-4173
press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	May 4, 2013	April 28, 2012
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,610	$2,047
Merchandise inventory	1,723	1,591
Other current assets	798	807
Total current assets	4,131	4,445
Property and equipment, net	2,608	2,521
Other long-term assets	700	606
Total assets	$7,439	$7,572

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$—	$59
Accounts payable	1,008	1,016
Accrued expenses and other current liabilities	934	920
Income taxes payable	160	59
Total current liabilities	2,102	2,054
Long-term liabilities:
Long-term debt	1,247	1,566
Lease incentives and other long-term liabilities	929	935
Total long-term liabilities	2,176	2,501
Total stockholders' equity	3,161	3,017
Total liabilities and stockholders' equity	$7,439	$7,572

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	May 4, 2013	April 28, 2012
Net sales	$3,729	$3,487
Cost of goods sold and occupancy expenses	2,185	2,112
Gross profit	1,544	1,375
Operating expenses	1,014	980
Operating income	530	395
Interest, net	—	22
Income before income taxes	530	373
Income taxes	197	140
Net income	$333	$233
Weighted-average number of shares - basic	464	489
Weighted-average number of shares - diluted	471	494
Earnings per share - basic	$0.72	$0.48
Earnings per share - diluted	$0.71	$0.47

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 weeks ended
($ in millions)	May 4, 2013	April 28, 2012
Cash flows from operating activities:
Net income	$333	$233
Depreciation and amortization (a)	118	123
Change in merchandise inventory	28	24
Other, net	(123)	(16)
Net cash provided by operating activities	356	364
Cash flows from investing activities:
Purchases of property and equipment	(151)	(148)
Purchases of short-term investments	—	(75)
Maturities of short-term investments	50	—
Other	(3)	(8)
Net cash used for investing activities	(104)	(231)
Cash flows from financing activities:
Payments of credit facility amendment fees	(1)	—
Payments of long-term debt	—	(40)
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	15	66
Repurchases of common stock	(58)	(22)
Excess tax benefit from exercise of stock options and vesting of stock units	28	15
Cash dividends paid	(70)	(61)
Net cash used for financing activities	(86)	(42)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(16)	(4)
Net increase in cash and cash equivalents	150	87
Cash and cash equivalents at beginning of period	1,460	1,885
Cash and cash equivalents at end of period	$1,610	$1,972
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	13 weeks ended
($ in millions)	May 4, 2013	April 28, 2012
Net cash provided by operating activities	$356	$364
Less: purchases of property and equipment	(151)	(148)
Free cash flow (a)	$205	$216
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.